Exhibit 99.1

RYVYL Announces Preliminary Second Quarter 2023 Financial Results

Q2 2023 Revenues Exceed Guidance Range of $12.5 to $14 million, Growing 30% Sequentially to $14.5 million

Q2 Processing Volume Exceeds Guidance Range of $580 to $610 million, Growing 16% Sequentially to $650 million

SAN DIEGO, CA – July 19, 2023 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”), a company that leverages the security of the blockchain and USD-pegged stablecoin technology with near-real-time attestation capabilities to conduct payment transactions today announced preliminary financial results for the second quarter of 2023.

Preliminary Q2 2023 Results

RYVYL expects total revenues for the second quarter of 2023 to be at least $14.5 million, representing a 30% sequential increase when compared to revenues of $11.3 million in the first quarter 2023 and above the Company’s Q2 target range of $12.5 to $14 million. Q2 2023 processing volume is expected to be at least $650 million, an increase of 16% from the first quarter 2023 and above the Company’s target range of $580 to $610 million.

Final recognized revenue is subject to RYVYL’s quarterly review and will be released with the Company's unaudited financial statements and related quarterly report the date of which will be announced shortly.

Management Commentary

“We are proud to report continued strong business momentum across all major channels in the second quarter leading to revenue and processing volume exceeding our prior guidance,” said Min Wei, Chief Operating Officer of RYVYL. “This demonstrates the ongoing successful execution of our growth initiatives domestically and overseas as our innovative payment and banking solutions continue to gain adoption.”

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging unique blockchain security and USD-pegged stablecoin technology with near real-time attestation capabilities, RYVYL is reinventing the future of financial transactions using its coyni® stablecoin platform as a transactional foundation. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Investor Relations Contact:

Mark Schwalenberg

MZ Group - MZ North America

312-261-6430

RVYL@mzgroup.us

www.mzgroup.us